EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
May 21, 2004	Ann Nishida, (Hawaii Media)
808-546-1888
ann.nishida@verizon.com

Bill Kula, (National Media)
972-718-6924
william.kula@verizon.com

Verizon Announces Agreement to Sell Wireline-Related

Businesses in Hawaii

HONOLULU – Verizon Communications Inc. (NYSE:VZ) today announced an agreement to sell its wireline-related businesses in Hawaii to The Carlyle Group for $1.65 billion in cash.

The transaction includes the equity of Verizon Hawaii Inc., which operates 707,000 switched wireline access lines, as well as the services and assets of Verizon Long Distance, Verizon Online and Verizon Information Services (directory publishing) in Hawaii. In 2003, these businesses had sales of $610 million, operating income of $58 million and depreciation expense of $111 million. (Note: Included in these 2003 financial results are approximately $70 million of special and non-recurring charges related primarily to severance activity.)

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The Verizon Wireless operations and assets in Hawaii are not included in the sale. Verizon will also retain two units in the state that provide services for federal government customers, Verizon Federal Network Systems and Verizon Federal Inc.

The approximately 1,700 Verizon Hawaii company employees will remain employees and are included in the transaction.

The closing of the transaction, expected in 2005, is contingent on approvals from the Hawaii Public Utilities Commission, the Federal Communications Commission and the U.S. Department of Justice. In addition, The Carlyle Group has obtained financing commitments, and the closing of that financing is a condition to the closing of the transaction.

“Verizon’s agreement with The Carlyle Group complements our respective strategies, providing a fair value for these businesses as Verizon continues to focus assets in strategic markets,” said Lawrence T. Babbio Jr., Verizon vice chairman and president of Domestic Telecom. “The agreement also provides for the fair and equitable treatment of Verizon employees in Hawaii, who have performed outstanding work for our customers and who will continue to be dedicated stewards for customer service in the future.”

The Carlyle Group, based in Washington, D.C., is one of the world’s largest private equity firms.

Carlyle Managing Director William E. Kennard said, “We are excited about the opportunity to serve the people of Hawaii as the new owners of Hawaii’s telephone company. In short order we will offer new services to our customers, including expanded broadband, and we expect to add many new jobs after the acquisition. Importantly, rates will stay the same as we reposition the business as a true local company befitting its local heritage — locally branded, locally managed and locally operated. Further, we plan to have strong local representation on the company’s Board of Directors and senior management team.”

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Verizon’s Babbio added, “The Carlyle Group is establishing itself as a premier operator of telecommunications properties, with a long-term commitment to quality customer service. This was a key factor in our decision to proceed with this transaction. The involvement of Carlyle’s top team, including former FCC Chairman Bill Kennard and former Verizon and GTE Executive Vice President Jim Attwood, gives us a high level of confidence that they have a deep understanding of the local phone business and a determination to build on Verizon’s legacy of operational excellence.”

Babbio added that Verizon and The Carlyle Group have pledged to provide for a seamless transition for customers during and after the closing of the sale of the Hawaii businesses. For example, The Carlyle Group has said that all day-to-day operations will continue to be managed by personnel in Hawaii. A new name for Verizon Hawaii will be announced by The Carlyle Group at a later date.

A Verizon transition team will work directly with The Carlyle Group to ensure all customer accounts, billing information, inventories and other operational essentials will be successfully managed by The Carlyle Group after closing. In addition, Verizon and The Carlyle Group will review transitional plans with employees in the coming weeks, and discuss benefits, pensions, savings plans and other issues.

Verizon was advised in the transaction by The Blackstone Group.

A Dow 30 company, Verizon Communications (NYSE:VZ) is one of the world’s leading providers of communications services, with approximately $68 billion in annual revenues. Verizon companies are the largest providers of wireline and wireless communications in the United States. Verizon is also the largest directory publisher in the world, as measured by directory titles and circulation. Verizon’s international presence includes wireline and wireless communications operations and investments, primarily in the Americas and Europe. For more information, visit www.verizon.com.

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